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                                                                    EXHIBIT 23.1

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES
                   -----------------------------------------



     The Board of Directors and Stockholders
     Continental Can Company, Inc.:



     Under date of March 1, 1996, we reported on the consolidated balance sheets of Continental Can Company, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, as contained in the 1995 Annual Report to Stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

     In our opinion, such schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in notes 1(j) and 12 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits," on a prospective basis in 1994.

     /s/  KPMG Peat Marwick LLP
     Jericho, New York
     March 1, 1996


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